                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 4)*

                               LECROY CORPORATION
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    52324W109
                                 (CUSIP Number)


                               May 17, 2010
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]     Rule 13d-1(b)

[X]     Rule 13d-1(c)

[ ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  52324W109

--------------------------------------------------------------------------------
   1      Name of Reporting Persons.
          I.R.S. Identification Nos. of above person (entities only)

          Riley Investment Partners, L.P.
--------------------------------------------------------------------------------
   2      Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a)  [ ]
                                                                        (b)  [X]

--------------------------------------------------------------------------------
   3      SEC Use Only


--------------------------------------------------------------------------------
   4      Citizenship or Place of Organization

          Delaware
--------------------------------------------------------------------------------
      Number of          5    Sole Voting Power

       Shares                55,684
                     -----------------------------------------------------------
    Beneficially         6    Shared Voting Power

      Owned by                0
                     -----------------------------------------------------------
        Each             7    Sole Dispositive Power

                              55, 684
                     -----------------------------------------------------------
       Person            8    Shared Dispositive Power

        With                  0
--------------------------------------------------------------------------------
   9      Aggregate Amount Beneficially Owned by Each Reporting Person

                            55,684
--------------------------------------------------------------------------------
   10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                             [ ]

--------------------------------------------------------------------------------
   11     Percent of Class Represented by Amount in Row (9)

          .4%(1)
--------------------------------------------------------------------------------
   12     Type Of Reporting Person (See Instructions)

          PN
--------------------------------------------------------------------------------

_______________________
(1) Based on 12,659,011 shares of common stock of LeCroy Corporation (the "Issuer") outstanding on April 26, 2010, as reported in the Issuer's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 4, 2010. All share percentages reported in this Schedule are based upon foregoing.

CUSIP No.  52324W109

--------------------------------------------------------------------------------
   1      Name of Reporting Persons.
          I.R.S. Identification Nos. of above person (entities only)

          Riley Investment Management LLC
--------------------------------------------------------------------------------
   2      Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a)  [ ]
                                                                        (b)  [X]

--------------------------------------------------------------------------------
   3      SEC Use Only


--------------------------------------------------------------------------------
   4      Citizenship or Place of Organization

          Delaware
--------------------------------------------------------------------------------
      Number of          5    Sole Voting Power

       Shares                 55,684(2)
                     -----------------------------------------------------------
    Beneficially         6    Shared Voting Power

      Owned by                261,787(3)
                     -----------------------------------------------------------
        Each             7    Sole Dispositive Power

      Reporting               55,684(2)
                     -----------------------------------------------------------
       Person            8    Shared Dispositive Power

        With                  261,787(3)
--------------------------------------------------------------------------------
   9      Aggregate Amount Beneficially Owned by Each Reporting Person

          55,684(2)
--------------------------------------------------------------------------------
   10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                             [x]

--------------------------------------------------------------------------------
   11     Percent of Class Represented by Amount in Row (9)

          .4%(1)
--------------------------------------------------------------------------------
   12     Type Of Reporting Person (See Instructions)

          IA
--------------------------------------------------------------------------------

_______________________
(2) Riley Investment Management LLC has sole investment and voting power over 55,684 shares of common stock held by Riley Investment Partners., L.P.

(3) Riley Investment Management LLC has shared voting and dispositive power over 261,787 shares of common stock held by its investment advisory clients. However, Riley Investment Management LLC disclaims beneficial ownership of the non-affiliated shares.

CUSIP No.  52324W109

--------------------------------------------------------------------------------
   1      Name of Reporting Persons.
          I.R.S. Identification Nos. of above person (entities only)

          B. Riley & Co. Retirement Trust
--------------------------------------------------------------------------------
   2      Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a)  [ ]
                                                                        (b)  [X]

--------------------------------------------------------------------------------
   3      SEC Use Only


--------------------------------------------------------------------------------
   4      Citizenship or Place of Organization

          United States
--------------------------------------------------------------------------------
      Number of          5    Sole Voting Power

       Shares                 20,000
                     -----------------------------------------------------------
    Beneficially         6    Shared Voting Power

      Owned by                0
                     -----------------------------------------------------------
        Each             7    Sole Dispositive Power

      Reporting               20,000
                     -----------------------------------------------------------
       Person            8    Shared Dispositive Power

        With                  0
--------------------------------------------------------------------------------
   9      Aggregate Amount Beneficially Owned by Each Reporting Person

          20,000
--------------------------------------------------------------------------------
   10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                             [ ]

--------------------------------------------------------------------------------
   11     Percent of Class Represented by Amount in Row (9)

          0.2%(1)
--------------------------------------------------------------------------------
   12     Type Of Reporting Person (See Instructions)

          EP
--------------------------------------------------------------------------------

____________________
                                       4

CUSIP No.  52324W109

--------------------------------------------------------------------------------
   1      Name of Reporting Persons.
          I.R.S. Identification Nos. of above person (entities only)

          Bryant Riley
--------------------------------------------------------------------------------
   2      Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a)  [ ]
                                                                        (b)  [X]

--------------------------------------------------------------------------------
   3      SEC Use Only


--------------------------------------------------------------------------------
   4      Citizenship or Place of Organization

          United States
--------------------------------------------------------------------------------
      Number of          5    Sole Voting Power

       Shares                 75,684(4)
                     -----------------------------------------------------------
    Beneficially         6    Shared Voting Power

      Owned by                261,787(5)
                     -----------------------------------------------------------
        Each             7    Sole Dispositive Power

      Reporting               75,684(4)
                     -----------------------------------------------------------
       Person            8    Shared Dispositive Power

        With                  261,787(5)
--------------------------------------------------------------------------------
   9      Aggregate Amount Beneficially Owned by Each Reporting Person

          75,684 (4)
--------------------------------------------------------------------------------
   10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                             [X]

--------------------------------------------------------------------------------
   11     Percent of Class Represented by Amount in Row (9)

          .6%(1)
--------------------------------------------------------------------------------
   12     Type Of Reporting Person (See Instructions)

          IN
--------------------------------------------------------------------------------

_______________________

(4) Because Riley Investment Management LLC has sole voting and investment power over Riley Investment Partners, L.P.'s security holdings and certain managed accounts of its investment advisory clients and Mr. Riley, in his role as the sole manager of Riley Investment Management LLC, controls its voting and investment decisions, Mr. Riley may be deemed to have beneficial ownership of the 55,684 shares held by Riley Investment Partners, L.P., and the 20,000 shares held by the B. Riley Retirement Trust.

(5) Riley Investment Management LLC has shared voting and dispositive power over 261,787 shares of common stock held by certain of its investment advisory clients. However, Mr. Riley disclaims beneficial ownership of these shares.

CUSIP No.  52324W109


ITEM 1.

(a)      Name of Issuer
                  LeCroy Corporation

(b)      Address of Issuer's Principal Executive Offices
                  700 Chestnut Ridge Road
                  Chestnut Ridge, New York 10977

ITEM 2.

         1. Riley Investment Partners, L.P. (Delaware limited partnership)

                  Riley Investment Management LLC (Delaware limited liability company)

                  Bryant Riley (individual residing in California)

         2.       B. Riley & Co. Retirement Trust (employee benefit plan)

(b)      Address of Principal Business Office or, if none, Residence

         1.       11100 Santa Monica Blvd.
                  Suite 800
                  Los Angeles, CA 90025

         2.       11100 Santa Monica Blvd.
                  Suite 800
                  Los Angeles, CA 90025

(c)      Citizenship
                  United States

(d)      Title of Class of Securities
                  Common Stock

(e)      CUSIP Number
                  52324W109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

(a) [ ]  Broker or dealer registered under section 15 of the Act (15 U.S.C.
         78o).

(b) [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ]  Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C.
         78c).

(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

(e) [ ]  An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

CUSIP No.  52324W109


(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).


ITEM 4.  OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

For each Reporting Person:

(a) Amount beneficially owned: Please see Line 9 on the cover sheet for each reporting person (including footnotes thereto).

(b) Percent of class: Please see Line 11 on the cover sheet for each reporting person (including footnotes thereto).

(c) Number of shares as to which the person has:

         (i) Sole power to vote or to direct the vote: Please see Line 5 on the cover sheet for each reporting person (including footnotes thereto).

         (ii) Shared power to vote or to direct the vote: Please see Line 6 on the cover sheet for each reporting person (including footnotes thereto).

         (iii) Sole power to dispose or to direct the disposition of: Please see Line 7 on the cover sheet for each reporting person (including footnotes thereto).

         (iv) Shared power to dispose or to direct the disposition of: Please see Line 8 on the cover sheet for each reporting person (including footnotes thereto).

CUSIP No.  52324W109


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

INSTRUCTION: Dissolution of a group requires a response to this item.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable

ITEM 10. CERTIFICATION

(b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No.  52324W109

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: May 19, 2010

                                     Riley Investment Partners, L.P.
                                         By: Riley Investment Management LLC,
                                               its General Partner


                                     By: /s/ Bryant R. Riley
                                         ---------------------------------------
                                         Bryant R. Riley, Managing Member


                                     Riley Investment Management, LLC


                                     By: /s/ Bryant R. Riley
                                         ---------------------------------------
                                         Bryant R. Riley, Managing Member


                                     B. Riley & Co. Retirement Trust


                                     By: /s/ Bryant R. Riley
                                         ---------------------------------------
                                         Bryant R. Riley, Trustee


                                     By: /s/ Bryant R. Riley
                                         ---------------------------------------
                                          Bryant R. Riley